Exhibit 16.1

May 21, 2018

Securities and Exchange Commission
Washington, D.C. 20549

Dear Sirs:

We have read the statements made by MabVax Therapeutics Holdings, Inc. in Item 8.01 of its Current Report on Form 8-K. We agree with such statements as they relate to our Firm. We have no basis to agree or disagree with the other statements made therein.

Very truly yours,

/s/ CohnReznick LLP